Exhibit 5.1

DLA Piper LLP (US)
401 Congress Avenue, Suite 2500
Austin, Texas 78701
www.dlapiper.com
T 512.457.7000
F 512.457.7001

May 15, 2014

Q2 Holdings, Inc.
13785 Research Blvd, Suite 150
Austin, Texas 78750

Ladies and Gentlemen:

As legal counsel for Q2 Holdings, Inc., a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company under the Company’s 2007 Stock Plan, as amended, the 2014 Equity Incentive Plan and the 2014 Employee Stock Purchase Plan (collectively, the “Plans”), of up to 8,960,341 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”).

We have examined such instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We express no opinion concerning any law other than the law of the State of Texas, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of Texas.

Based on such examination, we are of the opinion that the Shares which may be issued under the Plans are duly authorized shares of the Company’s Common Stock, and, when issued against receipt of the consideration therefore in accordance with the provisions of the respective Plans, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in such Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Very truly yours,
/s/ DLA Piper LLP (US)